                                                                     Exhibit 2.4


                            ASSET PURCHASE AGREEMENT

                                  BY AND AMONG

                              BIG CITY RADIO, INC.,

                           BIG CITY RADIO-CHI, L.L.C.

                                   as Seller,

                                       and

                               HBC Illinois, Inc.

                                  as Purchaser




                           Dated as of January 2, 2003

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
ARTICLE 1. DEFINITIONS AND REFERENCES......................................   2
ARTICLE 2. PURCHASE AND SALE...............................................   2
2.1.    Purchase and Sale of Assets........................................   2
        2.1.1.  FCC Licenses...............................................   2
        2.1.2.  Leased Transmitter Site....................................   2
        2.1.3.  Transmitter Equipment......................................   2
        2.1.4.  Studio Equipment...........................................   3
        2.1.5.  Certain Intangible Property................................   3
        2.1.6.  Business Records...........................................   3
        2.1.7.  Assumed Contract...........................................   3
        2.1.8.  Certain Promotional Materials..............................   3
2.2.    Excluded Assets....................................................   3
        2.2.1.   Cash......................................................   4
        2.2.2.   Accounts Receivables......................................   4
        2.2.3.   Deposits and Prepaid Expenses.............................   4
        2.2.4    Intellectual Property.....................................   4
        2.2.5.   Certain Books and Records.................................   4
        2.2.6.   Securities................................................   4
        2.2.7.   Insurance.................................................   4
        2.2.8.   Excluded Studio Site......................................   4
        2.2.9.   Additional Excluded Site..................................   4
        2.2.10.  Morris Station Assets.....................................   5
        2.2.11.  Other Agreements. ........................................   5
        2.2.12.  Pre-Closing Claims........................................   5
        2.2.13.  Rights Under this Agreement...............................   5
        2.2.14.  Employee Benefit Plans....................................   5
        2.2.15.  Other Excluded Assets.....................................   5
2.3.    Assumed Contract...................................................   5
ARTICLE 3. PURCHASE PRICE; CLOSING.........................................   6
3.1.    Purchase Price.....................................................   6
3.2.    Time of Closing....................................................   6
3.3.    Closing Procedures.................................................   6
3.4.    Allocation of Purchase Price.......................................   6
3.5.    Prorations.........................................................   7
ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF SELLER........................   7
4.1.    Organization; Good Standing........................................   8
4.2.    Due Authorization..................................................   8
4.3.    Execution and Delivery.............................................   8
4.4.    Governmental Approvals.............................................   8

                                      -1-

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
4.5.    Title to Personal Property.........................................   9
4.6.    Transmitter........................................................   9
4.7.    Tangible Personal Property.........................................   9
4.8.    FCC Licenses.......................................................   9
4.9.    Reports............................................................  10
4.10.   Taxes..............................................................  10
4.11.   Environmental Matters..............................................  10
4.12.   Litigation.........................................................  11
4.13.   Contracts and Agreements...........................................  12
4.14.   Business Records and Other Intangible Property.....................  12
4.15.   Third Party Consents...............................................  12
4.16.   Finders and Brokers................................................  12
4.17.   Disclaimer of Warranties; Limitations of Warranties................  12
ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................  12
5.1.    Organization and Good Standing.....................................  13
5.2.    Due Authorization..................................................  13
5.3.    Execution and Delivery.............................................  13
5.4.    Consents...........................................................  13
5.5.    Finders and Brokers................................................  14
5.6.    Designated Licensee................................................  14
5.7.    Financial Ability..................................................  15
5.8.    HSR Matters........................................................  15
ARTICLE 6. CERTAIN COVENANTS AND AGREEMENTS................................  15
6.1.    Regulatory Approvals...............................................  15
6.2.    Third Party Consents and Notices...................................  17
6.3.    Access to Information..............................................  18
6.4.    Confidentiality....................................................  18
6.5.    Public Announcements...............................................  18
6.6.    Ordinary Course of Business........................................  19
6.7.    Control of the Station.............................................  19
6.8.    Risk of Loss.......................................................  19
ARTICLE 7. CONDITIONS TO PURCHASER'S CLOSING...............................  20
7.1.    Representations and Warranties.....................................  20
7.2.    Covenants..........................................................  20
7.3.    FCC Order..........................................................  20
7.4.    No Orders..........................................................  21
7.5.    Third Party Consents...............................................  21
7.6.    Closing Deliveries.................................................  21
ARTICLE 8. CONDITIONS TO SELLER'S CLOSING..................................  21
8.1.    Representations and Warranties.....................................  21
8.2.    Covenants..........................................................  21
8.3.    FCC Order..........................................................  21
8.4.    No Orders..........................................................  22
8.5.    Closing Deliveries.................................................  22

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

ARTICLE 9. DOCUMENTS TO BE DELIVERED AT CLOSING............................  22
9.1.    Delivery by Seller.................................................  22
9.2.    Delivery by Purchaser..............................................  22
ARTICLE 10. TERMINATION....................................................  23
10.1.   Termination........................................................  23
10.2.   Effect of Termination..............................................  23
ARTICLE 11. MISCELLANEOUS PROVISIONS.......................................  24
11.1.   Survival...........................................................  24
11.2.   Specific Performance...............................................  24
11.3.   Additional Actions, Documents and Information......................  24
11.4.   Fees and Expenses..................................................  24
11.5.   Transfer Taxes.....................................................  25
11.6.   Notices............................................................  25
11.7.   Waiver.............................................................  26
11.8.   Benefit and Assignment.............................................  27
11.9.   Entire Agreement; Amendment........................................  27
11.10.  Severability.......................................................  27
11.11.  Headings...........................................................  27
11.12.  Governing Law; Jurisdiction........................................  28
11.13.  Signature in Counterparts..........................................  28

                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 2nd day of January, 2003, by and among Big City Radio, Inc., a Delaware corporation ("BCR"), BIG CITY RADIO-CHI, L.L.C., a Delaware limited liability company ("BCR License Sub"; BCR, together with BCR License Sub, "Seller") and HBC Illinois, Inc., a Delaware corporation ("Purchaser").

     WHEREAS, Seller is the licensee of radio broadcast station WXXY-FM, licensed to Highland Park, Illinois and authorized by the FCC to operate at
103.1 MHz (FCC Facility ID No. 74177) (the "Station");

     WHEREAS, Seller owns the assets which are used in the operation of the Station;

     WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain of the radio station properties and assets relating to the Station as described herein under the terms and conditions herein set forth;

     WHEREAS, Hispanic Broadcasting Corporation ("HBC"), of which Purchaser is a subsidiary, Univision Communications Inc. ("Univision") and Univision Acquisition Corporation ("Merger Sub") entered into that certain Agreement and Plan of Reorganization dated as of June 11, 2002, pursuant to which Merger Sub will merge with and into HBC (the "Merger") and HBC will become a wholly-owned subsidiary of Univision;

     WHEREAS, on November 4, 2002, Seller publicly announced that Seller intended to market and conduct an auction of all of Seller's radio stations in order to satisfy certain financial obligations of Seller; and

     WHEREAS, in order to ensure an orderly, timely and efficient consummation of the transactions contemplated herein, in light of the pending Merger and Seller's auction process, Purchaser has designated Designated Licensee as the assignee of the FCC Licenses and certain other assets of the Station.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1.
                           DEFINITIONS AND REFERENCES

          Capitalized terms used herein without definition shall have the respective meanings assigned thereto in Annex I attached hereto and incorporated herein for all purposes of this Agreement (such definitions to be equally applicable to both the singular and plural forms of the terms defined). Unless otherwise specified, all references herein to "Articles" or "Sections" are to Articles or Sections of this Agreement. The word "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                   ARTICLE 2.
                                PURCHASE AND SALE

2.1.      Purchase and Sale of Assets.

          Subject to the conditions set forth in this Agreement, at the Closing, Seller shall assign, transfer, convey and deliver to Purchaser (or, as designated by Purchaser, to Designated Licensee), and Purchaser shall purchase and accept from Seller, all right, title and interest of Seller in and to the following assets relating to the Station (the "Purchased Assets"), free and clear of all Liens (other than Permitted Liens):

          2.1.1.  FCC Licenses.

                  All licenses, construction permits or authorizations issued by or pending before the FCC for use in the operation of the Station that are set forth on Schedule 2.1.1 attached hereto, together with any and all renewals, extensions and modifications thereof (the "FCC Licenses").

          2.1.2.  Leased Transmitter Site.

                  The leasehold interests of Seller at the Station's transmitter site located in Arlington Heights, Illinois, as described on Schedule 2.1.2 hereto (the "Leased Transmitter Site").

          2.1.3.  Transmitter Equipment.

                  The equipment and other tangible personal property owned by Seller and located, or otherwise held for use, at the Leased Transmitter Site that are set forth on Schedule 4.7 hereto, together with replacements thereof and additions thereto made between the date hereof and the Closing.

          2.1.4.  Studio Equipment.

                  All studio equipment, production and imaging equipment, office equipment, furniture, vehicles and other items of tangible personal property owned by Seller and used, or held for use, in the operation of the Station that are set forth on Schedule 4.7 hereto, together with replacements thereof and additions thereto made between the date hereof and the Closing.

          2.1.5.  Certain Intangible Property.

                  The call letters, Marti frequencies, trade names (listed on Schedule 2.1.5 hereto) and internet domain names of the Station.

          2.1.6.  Business Records.

                  Unless as may be otherwise required by Law, the books and records related to the Purchased Assets, such as property tax records, logs, all materials maintained in the FCC public file relating to the Station, technical data, political advertising records and all other records, correspondence with and documents pertaining to governmental authorities and similar third parties (the "Business Records").

          2.1.7.  Assumed Contract.

                  The lease for the Leased Transmitter Site listed on Schedule
2.1.7 hereto (the "Assumed Contract").

          2.1.8.  Certain Promotional Materials.

                  All promotional materials that incorporate the trade name "Viva" that are located at the Station as of the Closing Date. Purchaser may designate that Seller convey and transfer at the Closing to Designated Licensee the FCC Licenses and certain of the other Purchased Assets; provided, however, that Seller shall in no case be deemed to have made any representations or warranties to Designated Licensee with respect to any of the Purchased Assets so conveyed and transferred; provided, further, however, that no such conveyance or transfer to the Designated Licensee shall cause any delay of the Closing.

2.2.      Excluded Assets.

          Notwithstanding the terms of Section 2.1, Seller shall not assign, transfer, convey or deliver to Purchaser, and Purchaser shall not purchase and accept, and the Purchased Assets shall not include, any of Seller's right, title and interest in and to any of the following assets (the "Excluded Assets"):

          2.2.1.  Cash.

                  All cash and cash equivalents of Seller or the Station on hand on the day immediately preceding the Closing Date.

          2.2.2.  Accounts Receivables.

                  Any accounts receivable, notes receivable or other receivables of Seller (including Tax refunds).

          2.2.3.  Deposits and Prepaid Expenses.

                  All deposits and prepaid expenses of the Station.

          2.2.4   Intellectual Property.

                  Except as specifically set forth in Section 2.1 above, all intellectual property of Seller related to the operation of the Station, including promotional materials, tapes, record libraries and similar items of intellectual property.

          2.2.5.  Certain Books and Records.

                  Seller's corporate seal, minute books, charter documents, corporate stock record books and other books and records that pertain to the organization of Seller.

          2.2.6.  Securities.

                  All securities of any kind owned by Seller.

          2.2.7.  Insurance.

                  All insurance contracts or proceeds thereof.

          2.2.8.  Excluded Studio Site.

                  The leasehold interest of Seller in the studio site located at Michigan Avenue, Chicago, Illinois (the "Excluded Studio Site").

          2.2.9.  Additional Excluded Site.

                  The leasehold interest of Seller in the premises located at
210

Skokie Valley Road, Highland Park, Illinois (the "Additional Excluded Site"), and all broadcast towers, antennas, transmitters, generators, STLs and other tangible personal property located, or otherwise intended for use, at the Additional Excluded Site.

          2.2.10. Morris Station Assets.

                  Seller's assets used primarily in connection with the operation of the Morris Station.

          2.2.11. Other Agreements.

                  Any agreements other than the Assumed Contract.

          2.2.12. Pre-Closing Claims.

                  All claims arising out of acts occurring prior to the Closing Date, or claims that relate to the period prior to the Closing Date.

          2.2.13. Rights Under this Agreement.

                  All of the rights of Seller under or pursuant to this Agreement or any other rights in favor of Seller pursuant to the other agreements contemplated hereby or thereby.

          2.2.14. Employee Benefit Plans.

                  All pension, profit sharing, retirement, bonus, medical, dental, life, accident insurance, disability, executive or deferred compensation, and other similar fringe or employee benefit plans.

          2.2.15. Other Excluded Assets.

                  Any other assets of Seller not specifically identified in
Section 2.1 of this Agreement.

2.3.      Assumed Contract.

          At the Closing, Purchaser shall assume the obligations of Seller for periods on and after the Closing Date under the Assumed Contract, and Purchaser agrees to pay and perform the Assumed Contract from and after the Closing Date. Except as specifically set forth in the preceding sentence, Purchaser does not assume and shall in no event be liable for any Liability of the Station or Seller.

                                   ARTICLE 3.
                             PURCHASE PRICE; CLOSING

3.1.      Purchase Price.

          The purchase price for the Purchased Assets shall be Thirty-Two Million Eight Hundred Seventy-Five Thousand Dollars ($32,875,000) (the "Purchase Price"). Purchaser shall pay the Purchase Price in cash to Seller at Closing by wire transfer of immediately available funds to an account or accounts identified by Seller in writing prior to Closing.

3.2.      Time of Closing.

          The closing for the sale and purchase of the Purchased Assets (the "Closing") shall be held at the offices of Hogan & Hartson L.L.P., 8300 Greensboro Drive, Suite 1100, McLean, Virginia 22102 (or such other place as may be agreed upon by the parties in writing). Subject to the satisfaction of the conditions precedent set forth in Article 7 and Article 8 of this Agreement, the Closing shall occur on such date (the "Closing Date") that is the fifth (5th) Business Day after the date on which the FCC Order shall have been granted. The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date.

3.3.      Closing Procedures.

          At the Closing, Seller shall deliver to Purchaser such bills of sale, instruments of assignment, transfer and conveyance and similar documents as Purchaser shall reasonably request. Against such delivery, Purchaser shall (a) pay the Purchase Price to Seller in accordance with Section 3.1 above and (b) execute and deliver an assumption agreement with respect to the Assumed Contract in a form reasonably acceptable to both Seller and Purchaser. Each party will cause to be prepared, executed and delivered all other documents required to be delivered by such party pursuant to this Agreement and all other appropriate and customary documents as another party or its counsel may reasonably request for the purpose of consummating the transactions contemplated by this Agreement. All actions taken at the Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed.

3.4.      Allocation of Purchase Price.

          3.4.1. The Purchase Price shall be allocated among the Purchased Assets in a manner as mutually agreed to in writing between the parties, based upon an appraisal of the Purchased Assets by Bond & Pecaro (the fees of which firm shall be paid by Purchaser).

          3.4.2. Seller and Purchaser agree, pursuant to Section 1060 of the Code, that the Purchase Price shall be allocated in accordance with this Section 3.4, and that all Tax returns and reports shall be filed consistent with such allocation. Notwithstanding any other provision of this Agreement, the provisions of this Section 3.4 shall survive the Closing Date without limitation.

3.5.      Prorations.

          3.5.1. All items of income and expense arising from the operation of the Station with respect to the Purchased Assets and the Assumed Contract on or before the close of business on the Closing Date shall be for the account of Seller and thereafter shall be for the account of Purchaser. Proration of the items described below between Seller and Purchaser shall be effective as of 11:59 p.m., local time, on such date and shall occur as follows with respect to those rights, liabilities and obligations of Seller transferred to and assumed by Purchaser hereunder.

          3.5.2. Liability for state and local Taxes assessed on the Purchased Assets payable with respect to the tax year in which the Closing Date falls and the annual FCC regulatory fees for the Station payable with respect to the year in which the Closing Date falls shall each be prorated as between Seller and Purchaser on the basis of the number of days of the Tax year elapsed to and including the Closing Date.

          3.5.3. Prepaid items, deposits, credits and accruals such as water, electricity, telephone, other utility and service charges, lease expenses, license fees (if any) and payments under any contracts or utility services to be assumed by Purchaser shall be prorated between Seller and Purchaser on the basis of the period of time to which such liabilities, prepaid items and accruals apply.

          3.5.4. All prorations shall be made and paid insofar as feasible on the Closing Date; any prorations not made on such date shall be made as soon as practicable (not to exceed ninety (90) days) thereafter. Seller and Purchaser agree to assume, pay and perform all costs, liabilities and expenses allocated to each of them pursuant to this Section 3.5.

                                   ARTICLE 4.
                    REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller hereby represents and warrants to Purchaser as follows:

4.1.      Organization; Good Standing.

          BCR License Sub is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. BCR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all requisite corporate power and authority to own and lease Seller's properties and carry on Seller's business as currently conducted.

4.2.      Due Authorization.

          Subject to the FCC Order and any requisite approval of BCR stockholders, Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby. Subject to obtaining any requisite approval of BCR stockholders, Seller has taken all necessary corporate action to approve the execution and delivery of this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally.

4.3.      Execution and Delivery.

          Except as set forth on Schedule 4.3 hereto, neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will: (a) conflict with or result in a breach of any provisions of Seller's organizational documents, (b) subject to the FCC Order, violate any Law or Order of any court or Governmental Authority, which violation would have a Material Adverse Effect; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under), or result in the creation of any Lien on any of the Purchased Assets pursuant to, any material agreement, indenture, mortgage or other instrument to which Seller is a party or by which Seller or Seller's assets may be bound or affected.

4.4.      Governmental Approvals.

          No approval, authorization, consent, order or other action of, or filing with, any court or Governmental Authority is required in connection with the execution and delivery by Seller of this Agreement or the consummation of the transactions contemplated hereby, other than those of the FCC.

4.5.      Title to Personal Property.

          Except for leased property, Seller is the sole and exclusive legal owner of all right, title and interest in, and has good and marketable title to, all of the Purchased Assets constituting personal property, free and clear of all Liens except (a) Permitted Liens, (b) Liens which will be released on or prior to the Closing, or (c) the Assumed Contract.

4.6.      Transmitter.

          4.6.1. Seller has a valid, binding and enforceable leasehold interest, which is free and clear of all Liens except for Permitted Liens, in and to the Leased Transmitter Site.

          4.6.2. Seller has not received any notice of, and has no knowledge of, any material violation of any zoning, building, health, fire, water use or similar Law in connection with the Leased Transmitter Site. To the knowledge of Seller, no fact or condition exists which would result in the termination or impairment of access of the Station to the Leased Transmitter Site or discontinuation of necessary sewer, water, electrical, gas, telephone or other utilities or services.

4.7.      Tangible Personal Property.

          Schedule 4.7 sets forth a list, complete and accurate in all material respects, of the Purchased Assets which consist of tangible personal property. All of such tangible personal property, viewed as a whole and not on an asset by asset basis, are in good condition and working order, ordinary wear and tear excepted, and are suitable for the uses for which intended, free from any known defects except such minor defects that do not interfere with the continued present use thereof by Seller.

4.8.      FCC Licenses.

          Schedule 2.1.1 lists and accurately describes all of the FCC Licenses necessary for the lawful ownership and operation of the Station and the conduct of its business, except where the failure to hold any such FCC License would not have a Material Adverse Effect. Seller has furnished to Purchaser true and accurate copies of all of the FCC Licenses. Each such FCC License is in full force and effect and is valid under applicable Laws; the Station is being operated in compliance in all material respects with the Communications Act, and all rules, regulations and policies of the FCC; and to the knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) is reasonably likely to result in the revocation or termination of any FCC License or the imposition of any restriction of such a nature as would have a Material Adverse Effect, except for proceedings of a legislative or rule-making nature intended to affect the broadcasting industry generally. The Station, each of its physical facilities, electrical and mechanical systems and transmitting and studio equipment are being operated in all material respects in accordance with the specifications of the FCC Licenses. The FCC Licenses are unimpaired by any act or omission of Seller or any of Seller's officers, directors or employees and, Seller has fulfilled and performed all of Seller's material obligations with respect to the FCC Licenses and has full power and authority thereunder. Except as set forth on Schedule 2.1.1 with respect to the FCC Modification Application and the FCC Morris Modification Application, no application, action or proceeding is pending for the renewal or modification of any of the FCC Licenses. No event has occurred which, individually or in the aggregate, and with or without the giving of notice or the lapse of time or both, would constitute grounds for revocation thereof.

4.9.      Reports.

          Seller has duly filed all reports required to be filed by any Law or Order of any court or Governmental Authority and has made payment of all charges and other payments, if any, shown by such reports to be due and payable, except where the failure to so file or make payment would not, individually or in the aggregate, have a Material Adverse Effect. All reports required to be filed by Seller with the FCC with respect to the Station have been filed, except where the failure to so file would not have a Material Adverse Effect. Such reports and disclosures are complete and accurate in all material respects.

4.10.     Taxes.

          All Tax reports and returns required to be filed by or relating to the Purchased Assets have been filed with the appropriate Governmental Authority, and there have been paid all Taxes, penalties, interest, deficiencies, assessments or other charges due with respect to such Taxes, as reflected on the filed returns or claimed to be due by such federal, state or local taxing authorities (other than Taxes, deficiencies, assessments or claims which are being contested in good faith and which in the aggregate are not material). Seller has not received any written notice of any examinations or audits pending or unresolved examinations or audit issues with respect to Seller's federal, state or local Tax returns that could adversely affect the Purchased Assets. All additional Taxes, if any, assessed as a result of such examinations or audits have been paid, and to Seller's knowledge, there are no pending claims or proceedings relating to, or asserted for, Taxes, penalties, interest, deficiencies or assessments against the Purchased Assets.

4.11.     Environmental Matters.

          4.11.1. Except as would not reasonably be expected to have a Material Adverse Effect, with respect to the Purchased Assets, Seller is in compliance with all Environmental Laws.

          4.11.2. Except as would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the knowledge of Seller, threatened actions, suits, claims, or other legal proceedings based on (and Seller has not received any written notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any Governmental Authority arising out of or attributable to): (a) the current or past presence at any part of the Leased Transmitter Site of Hazardous Materials; (b) the current or past release or threatened release into the environment from the Leased Transmitter Site (including into any storm drain, sewer, septic system or publicly owned treatment works) of any Hazardous Materials; (c) the off-site disposal of Hazardous Materials originating on or from the Leased Transmitter Site; (d) any violation of Environmental Laws at any part of the Leased Transmitter Site arising from Seller's activities involving Hazardous Materials.

          4.11.3. Except as would not reasonably be expected to have a Material Adverse Effect, Seller has been duly issued all permits, licenses, certificates and approvals required under any Environmental Law to operate the Purchased Assets as they are currently operated.

          4.11.4. Seller has made available to Purchaser all environmental assessments, reports, audits and other documents in Seller's possession or under Seller's control that relate to the Leased Transmitter Site or Seller's compliance with Environmental Laws with respect to the Purchased Assets.

          4.11.5. Notwithstanding any other provision of this Agreement, this
Section 4.11 sets forth Seller's exclusive representations and warranties with respect to the environmental condition of the Purchased Assets, Seller's compliance with Environmental Laws, Hazardous Materials, Environmental Laws or other environmental matters. Notwithstanding any other provision of this Agreement, Purchaser hereby waives and releases all claims against Seller arising under Environmental Laws, including any statutory rights to contribution, with respect to the Purchased Assets.

4.12.     Litigation.

          There is no Order of any court or Governmental Authority and no action, suit, proceeding or investigation, judicial, administrative or otherwise that is pending or, to Seller's knowledge, threatened against or affecting the Station which, if adversely determined would have a Material Adverse Effect or which challenges the validity of any of the transactions contemplated by this Agreement.

4.13.     Contracts and Agreements.

          Seller is not in default in any material respect under any of the Assumed Contract, and, as of the Closing Date, Seller will have paid all sums and performed in all material respects all obligations under the Assumed Contract which are required to be paid or performed prior to the Closing Date.

4.14.     Business Records and Other Intangible Property.

          Seller has, and after the Closing, Purchaser will have, the right to use the Business Records, call letters, trade names and other intangible property included in the Purchased Assets, free and clear of any royalty or other payment obligations.

4.15.     Third Party Consents.

          Except as set forth in Section 4.4, the only consents from any Person which are required to be obtained by Seller in connection with the execution and delivery by Seller of this Agreement and the consummation of the transactions contemplated hereby are set forth on Schedule 4.15 (the "Third Party Consents").

4.16.     Finders and Brokers.

          Except for Jorgenson Broadcast Brokerage (the fees and expenses of which shall be borne solely by Seller), no person has as a result of any agreement entered into by Seller any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

4.17.     Disclaimer of Warranties; Limitations of Warranties.

          EXCEPT WITH RESPECT TO THE REPRESENTATIONS AND WARRANTIES SPECIFICALLY SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR QUALITY AS TO THE PURCHASED ASSETS, OR ANY PART THEREOF, OR AS TO THE CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

          Purchaser hereby represents and warrants to Seller as follows:

5.1.      Organization and Good Standing.

          Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own and lease its properties and carry on its business as currently conducted.

5.2.      Due Authorization.

          Subject to the FCC Order, Purchaser has full power and authority to enter into this Agreement and to carry out Purchaser's obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and constitutes the legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally or general equitable principles.

5.3.      Execution and Delivery.

          Neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (a) conflict with or result in a breach of the certificate of incorporation or bylaws of Purchaser; (b) subject to the FCC Order, violate any Law or Order of any court or Governmental Authority; or (c) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Purchaser is a party or by which Purchaser is bound or affected.

5.4.      Consents.

          No consent, approval, authorization, license, exemption of, filing or registration with any court or Governmental Authority is required in connection with the execution and delivery of this Agreement or the consummation by Purchaser of any transaction contemplated hereby, other than the consent of the FCC. No approval, authorization or consent of any other Person is required in connection with the execution and delivery by Purchaser of this Agreement and the consummation of the transactions contemplated hereby by Purchaser, except as may have been previously obtained by Purchaser.

5.5.      Finders and Brokers.

          No person has as a result of any agreement entered into by Purchaser any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment.

5.6.      Designated Licensee.

          5.6.1. To the knowledge of Purchaser, Designated Licensee is legally, financially and otherwise qualified to be the assignee of the FCC Licenses, and no waivers shall be required by the FCC for the consummation of the transactions contemplated hereby or the grant of the FCC Order. To the knowledge of Purchaser, there are no facts or proceedings which would reasonably be expected
(a) to disqualify Designated Licensee under the Communications Act or otherwise from holding the FCC Licenses or (b) to cause the FCC not to approve the assignment of the FCC Licenses to Designated Licensee.

          5.6.2. To the knowledge of Purchaser, none of Purchaser, any Affiliate of Purchaser, Designated Licensee or any Affiliate of Designated Licensee shall be required to sell, dispose of or surrender any FCC license held by Purchaser, any Affiliate of Purchaser, Designated Licensee or any Affiliate of Designated Licensee with respect to any broadcast properties, or any other properties or businesses of Purchaser, any Affiliate of Purchaser, Designated Licensee or any Affiliate of Designated Licensee, as may be required under the Communications Act or the antitrust laws in order to consummate the sale and purchase of the Purchased Assets contemplated by this Agreement. For purposes of this Section 5.6.2, neither Clear Channel Communications, Inc. nor Univision, and their respective subsidiaries as of the date hereof, shall be deemed an Affiliate of Purchaser.

          5.6.3.  To the knowledge of Purchaser:

                  (a) if Designated Licensee is an entity, Designated Licensee is duly organized, validly existing and in good standing under the laws of the state of Designated Licensee's formation or incorporation;

                  (b) the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Designated Licensee;

                  (c) neither the execution and delivery by Purchaser of this Agreement nor the consummation of the transactions contemplated hereby will: (i) if Designated Licensee is an entity, conflict with or result in a breach of the organizational documents of Designated Licensee; or (ii) violate or conflict with or constitute a default under (or give rise to any right of termination, cancellation or acceleration under) any indenture, mortgage, lease, contract or other instrument to which Designated Licensee is a party or by which Designated Licensee is bound or affected; and

                  (d) no consent, approval, authorization, license, exemption of, filing or registration with any court or Governmental Authority is required in connection with the consummation by Designated Licensee of any transaction contemplated hereby, other than the consent of the FCC, and no approval, authorization or consent of any other Person is required in connection with the consummation of the transactions contemplated hereby by Designated Licensee.

5.7.      Financial Ability.

          Purchaser has, and on the Closing Date will have, cash available that is sufficient to enable Purchaser to consummate the transactions contemplated by this Agreement.

5.8.      HSR Matters.

          Purchaser, including all entities under common control with Purchaser as "control" is defined in 16 C.F.R. section 801.1(b), (a) does not hold any voting securities of Seller including any entity under common control with Seller as "control" is defined in 16 C.F.R. section 801.1(b) (collectively with the Seller the "Seller Entities") and (b) has not acquired any assets from any of the Seller Entities in the six (6) months prior to the date hereof. Purchaser has concluded under the requirements of 16 C.F.R. section 801.10(c)(3), that the fair market value of the Purchased Assets is less than Fifty Million Dollars ($50,000,000).

                                   ARTICLE 6.
                        CERTAIN COVENANTS AND AGREEMENTS

6.1.      Regulatory Approvals.

          6.1.1. No later than one (1) Business Day after the date hereof, Seller and Purchaser shall jointly cause to be filed by Seller's FCC counsel an application with the FCC requesting the FCC's consent to the assignment of the FCC Licenses from BCR License Sub to Designated Licensee, which application is attached hereto at Exhibit A (the "FCC Assignment Application"). Each party shall pay its own expenses in connection with the preparation and prosecution of the FCC Assignment Application and shall share equally any filing fees associated with the FCC Assignment Application.

          6.1.2. In addition to the FCC Assignment Application, Seller agrees to use reasonable best efforts to file the FCC Modification Application within three (3) Business Days after receipt thereof from Purchaser. The parties agree that the FCC Modification Application will be prosecuted with reasonable best efforts, in good faith and with due diligence. The parties agree to use their reasonable best efforts to file additional information or amendments requested by the FCC orally or in writing within five (5) Business Days after such request and, in any event, to commence preparation of such additional information or amendments immediately upon request and to complete and file the same with the FCC as promptly as practical. Purchaser will be responsible for the expenses incurred by the parties in the preparation, filing and prosecution of the FCC Modification Application, including filing fees and legal and engineering expenses. The parties acknowledge and agree that it shall not be a condition to Closing that the FCC shall have approved the FCC Modification Application.

          6.1.3. Upon the terms and subject to the conditions set forth in this Agreement, Seller and Purchaser shall each use their respective reasonable best efforts to promptly (a) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement; (b) obtain from any Governmental Authority or other Person any actions, non-actions, clearances, waivers, consents, approvals, permits or Orders required to be obtained by Seller, Purchaser or any of their respective Affiliates in connection with the authorization, execution, delivery and performance of this Agreement, the consummation of the other transactions contemplated hereby and thereby and the assignment of the FCC Licenses from BCR License Sub to Designated Licensee; (c) furnish all information required for any application or other filing to be made pursuant to any applicable Law or any applicable regulations of any Governmental Authority in connection with the transactions contemplated by this Agreement, including filings in connection with the FCC Assignment Application, and to supply promptly any additional information and documentary material that may be requested in connection with such filings or applications; (d) avoid the entry of, or have vacated or terminated, any Order that would restrain, prevent or delay the Closing or the FCC Order, including defending against and opposing any lawsuits or other proceedings (including any FCC reconsideration or review), whether judicial or administrative, reviewing or challenging this Agreement, the consummation of the other transactions contemplated hereby and thereby or the assignment of the FCC Licenses from BCR License Sub to Designated Licensee; and (e) execute and deliver any additional instruments necessary to assign the FCC Licenses from BCR License Sub to Designated Licensee or to consummate any other transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the assignment of the FCC Licenses from BCR

License Sub to Designated Licensee or the consummation of the other transactions contemplated hereby at the behest of any Governmental Authority or other Person without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting this Section 6.1.3, Purchaser agrees to take any and all steps and to make any and all undertakings necessary to (i) avoid or eliminate each and every impediment under any antitrust, merger control, competition, or trade regulation Law, including the Communications Act, that may be asserted by any Governmental Authority with respect to consummation of the transactions contemplated by this Agreement and (ii) resolve any objection that may be asserted by the FCC or any other Person in order to obtain promptly the FCC Order or satisfy or comply with any conditions imposed by the FCC Order, in all events so as to enable the Closing to occur as soon as reasonably possible, including proposing, negotiating, committing to, and effecting by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of such assets of Purchaser or any of its Affiliates (including any FCC license held by such persons) or otherwise taking or committing to take actions that limit Purchaser's or its Affiliates' freedom of action with respect to, or their ability to retain, any of their assets, in each case, as may be required in order to obtain the FCC Order or avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other Order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the Closing.

          6.1.4. Notwithstanding anything in this Agreement to the contrary, if the Closing occurs before the FCC Order becomes a Final Order, the terms of
Section 6.1.3 shall survive the Closing until the FCC Order becomes a Final Order; provided, however, that such terms shall only survive as applied to actions relating to the obtaining of the FCC Order and such FCC Order becoming a Final Order. No assignment of the FCC Licenses shall occur prior to obtaining the FCC Order.

6.2.      Third Party Consents and Notices.

          6.2.1. Seller will use its reasonable best efforts to obtain all Third Party Consents as promptly as practicable after the date of this Agreement. All Third Party Consents shall be in form reasonably satisfactory to Purchaser, and none shall provide for any increase in cost or other change in terms and conditions after the Closing which would be adverse to Purchaser.

          6.2.2. Prior to Closing, Seller shall provide written notice to third parties which have entered into material contracts with the Station (other than the Assumed Contract) regarding (a) the existence of this Agreement and the transactions contemplated hereby and (b) that Purchaser is not assuming any obligations of Seller or the Station in respect of the contracts with such third parties. Seller shall promptly provide copies of these written notices to Purchaser.

6.3.      Access to Information.

          From the date hereof until the Closing (upon reasonable notice to Seller), during normal business hours, Seller shall, and shall cause its officers, directors, employees, auditors and agents to, (a) afford the officers, employees and authorized agents and representatives of Purchaser reasonable access to the offices, properties, books and records of Seller to the extent related to the Purchased Assets, and (b) furnish to the officers, employees and authorized agents and representatives of Purchaser such additional information regarding the Purchased Assets and the Station (including regularly prepared financial statements of the Station) as Purchaser may from time to time reasonably request in order to assist Purchaser in fulfilling its obligations under this Agreement and Purchaser's reporting obligations under applicable rules and regulations of the Securities and Exchange Commission, and to facilitate the consummation of the transactions contemplated hereby; provided, however, that (i) such investigation shall not unreasonably interfere with any of the businesses or operations of Seller or the Station and (ii) it is understood that Seller is not making any representations or warranties as to any financial statements of the Station furnished to Purchaser.

6.4.      Confidentiality.

          The terms of the confidentiality agreement previously executed between the parties (the "Confidentiality Agreement") between Seller and Purchaser are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement and the obligations of Purchaser under this Section 6.4 shall terminate; provided, however, that the Confidentiality Agreement shall terminate only in respect of that portion of the Evaluation Material (as defined in the Confidentiality Agreement) exclusively relating to the transactions contemplated by this Agreement and the Purchased Assets. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall nonetheless continue in full force and effect.

6.5.      Public Announcements.

          Seller and Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated herein and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement as may be required by Law or any listing agreement with a national securities exchange to which Seller or Purchaser is a party if it has used all reasonable efforts to consult with the other party and to obtain such party's consent but has been unable to do so in a timely manner.

6.6.      Ordinary Course of Business.

          During the period from the date hereof to the Closing Date, unless the prior consent of Purchaser is first obtained, Seller shall cause the Station to not knowingly take any action which would cause the conditions set forth in
Section 7.1 and Section 7.2 not to be satisfied as of the Closing Date.

6.7.      Control of the Station.

          Prior to the Closing, Purchaser shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Station; such operations, including complete control and supervision of the Station programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

6.8.      Risk of Loss.

          Seller shall bear the risk of all damage to, loss of or destruction of any of the Purchased Assets between the date of this Agreement and the Closing Date. If any material portion of the Purchased Assets (other than items that are obsolete and not necessary for the continued operations of the Station) shall suffer any material damage or destruction prior to the Closing Date, Seller shall promptly notify Purchaser in writing of such damage or destruction, shall promptly take all necessary steps to restore, repair or replace such assets at Seller's sole expense, and shall advise Purchaser in writing of the estimated cost to complete such restoration, repair or replacement and all amounts actually paid as of the date of the estimate. If necessary and provided that Seller is diligently pursuing such restoration, repair or replacement, the Closing Date shall be extended for a period up to the Outside Date to accomplish such restoration, repair or replacement.

6.9.      Morris Station.

          Within a reasonable period of time after the date hereof, Seller agrees to file, at Purchaser's sole cost and expense, an application with the FCC proposing to modify the directional antenna for the Morris Station at Seller's current transmitter site in Morris, Illinois, in accordance with the engineering specifications set forth on Schedule 6.9 hereto (the "FCC Morris Modification Application"). The parties acknowledge and agree that it shall not be a condition to Closing that the FCC shall have approved the FCC Morris Modification Application. Moreover, the parties acknowledge and agree that Seller may sell and assign its rights in the Morris Station, and that Seller's obligations pursuant to this Section 6.9 shall apply only so long as Seller or a subsidiary of Seller is the licensee of both the Station and the Morris Station. For so long as this Agreement remains in effect, Seller covenants and agrees to cause any assignee of the FCC licenses for the Morris Station to agree, for the direct benefit of Purchaser, to assume Seller's obligations under this Section 6.9; provided, however, that upon any such assignment of the FCC licenses for the Morris Station to a third party assignee, Seller shall have no Liability under this Section 6.9. In the event that any assignee of the FCC licenses for the Morris Station acquires such FCC licenses and, in connection therewith, assumes the obligations of Seller under this
Section 6.9, Seller and such assignee shall not amend the obligations assumed without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.

                                   ARTICLE 7.
                        CONDITIONS TO PURCHASER'S CLOSING

          The obligations of Purchaser to purchase the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Purchaser) at or prior to the Closing of each of the following conditions:

7.1.      Representations and Warranties.

          The representations and warranties of Seller contained in this Agreement shall be true and correct as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement), except in all cases where the failure of any representation or warranty to be true and correct would not have a Material Adverse Effect.

7.2.      Covenants.

          Seller shall have performed the covenants and agreements contained in this Agreement that are to be performed by Seller at or prior to the Closing, except in all cases where the failure to perform such covenants and agreements would not have a Material Adverse Effect.

7.3.      FCC Order.

          The FCC Order shall be in full force and effect (it being understood that Purchaser's obligations to consummate the transactions contemplated by this Agreement shall not be subject to the condition that the FCC Order be a Final Order).

7.4.      No Orders.

          No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

7.5.      Third Party Consents.

          Any Third Party Consents required for the assignment of the lease for the Leased Transmitter Site shall have been obtained without the imposition of any additional monetary obligations on Purchaser or any other conditions materially adverse to Purchaser.

7.6.      Closing Deliveries.

          Purchaser shall have received each of the documents or items required to be delivered to it pursuant to Section 9.1 hereof.

                                   ARTICLE 8.
                         CONDITIONS TO SELLER'S CLOSING

          The obligations of Seller to sell, transfer, convey and deliver the Purchased Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of the following conditions:

8.1.      Representations and Warranties.

          The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at such time (except as contemplated or permitted by this Agreement).

8.2.      Covenants.

          Purchaser shall have performed in all material respects the covenants and agreements contained in this Agreement that are to be performed by Purchaser as of the Closing.

8.3.      FCC Order.

          The FCC Order shall be in full force and effect (it being agreed and understood that Seller's obligations to consummate the transactions contemplated by this Agreement shall not be subject to the condition that the FCC Order be a Final Order).

8.4.      No Orders.

          No Order or temporary, preliminary or permanent injunction or restraining order shall have been entered by any Governmental Authority which expressly prohibits or materially restrains the transactions contemplated by this Agreement.

8.5.      Closing Deliveries.

          Seller shall have received each of the documents or items required to be delivered to it pursuant to Section 9.2.

                                   ARTICLE 9.
                      DOCUMENTS TO BE DELIVERED AT CLOSING

9.1.      Delivery by Seller.

          At the Closing, Seller shall deliver to Purchaser the following:

          9.1.1. The bills of sale, agreements of assignment and similar instruments of transfer to the Purchased Assets contemplated by Section 3.3 hereto.

          9.1.2. A certificate, signed by an executive officer of Seller, as to the fulfillment of the conditions set forth in Section 7.1 and Section 7.2 hereof.

          9.1.3.  The Business Records.

9.2.      Delivery by Purchaser.

          At the Closing, Purchaser shall deliver to Seller the following:

          9.2.1.  The Purchase Price in the amount and manner set forth in
Section 3.1.

          9.2.2. A certificate, signed by an executive officer of Purchaser, as to the fulfillment of the conditions set forth in Section 8.1 and Section 8.2 hereof.

          9.2.3. An assumption agreement pursuant to which Purchaser shall assume the Assumed Contract.

                                   ARTICLE 10.
                                   TERMINATION

10.1.     Termination.

          This Agreement may be terminated by the mutual written agreement of Purchaser and Seller, or, if the terminating party is not then in material breach of its obligations hereunder, upon written notice as follows:

          10.1.1. by Purchaser if Seller is in material breach of its obligations hereunder, such that the conditions set forth in Section 7.1 and
Section 7.2 would not be satisfied as of the Closing, and such breach has not been cured by Seller within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty (30) days and Seller is diligently attempting to cure such breach);

          10.1.2. by Seller if Purchaser is in material breach of its obligations hereunder, such that the conditions set forth in Section 8.1 and
Section 8.2 would not be satisfied as of the Closing, and such breach has not been cured by Purchaser within thirty (30) days of written notice of such breach (or such longer period of time if the breach cannot be reasonably cured within thirty (30) days and Purchaser is diligently attempting to cure such breach);

          10.1.3. by either Purchaser or Seller if the FCC denies the FCC Assignment Application in an order that has become a Final Order, or has designated the FCC Assignment Application for a hearing; or

          10.1.4. by either Purchaser or Seller if the Closing has not occurred on or before such date which is six (6) months after the date of this Agreement (the "Outside Date").

10.2.     Effect of Termination.

          In the event of termination of this Agreement pursuant to Section 10.1 above, all rights and obligations of the parties under this Agreement shall terminate without any liability of any party to any other party (except for any liability of any party for any material breach of this Agreement, in which case any non-breaching party shall have all rights and remedies available at law or in equity). Notwithstanding anything to the contrary contained herein, the provisions of Sections 6.4 and 11.4 shall expressly survive the termination of this Agreement.

                                   ARTICLE 11.
                            MISCELLANEOUS PROVISIONS

11.1.     Survival.

          The representations and warranties in this Agreement shall terminate at, and will have no further force and effect after, the Closing. No covenants or agreements of the parties contained in this Agreement shall survive the Closing, except that covenants that contemplate or may involve actions to be taken or obligations in effect after the Closing shall survive in accordance with their terms.

11.2.     Specific Performance.

          The parties acknowledge that the Purchased Assets and the transactions contemplated hereby are unique, that a failure by Seller or Purchaser to complete such transactions will cause irreparable injury to the other, and that actual damages for any such failure may be difficult to ascertain and may be inadequate. Consequently, Seller and Purchaser agree that each shall be entitled, in the event of a default by the other, to specific performance of any of the provisions of this Agreement in addition to any other legal or equitable remedies to which the non-defaulting party may otherwise be entitled. In the event any action is brought, the prevailing party shall be entitled to recover court costs and reasonable attorneys' fees.

11.3.     Additional Actions, Documents and Information.

          Purchaser agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Seller in connection with the consummation of the transactions contemplated by this Agreement. Seller agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments and obtain such consents, as may be reasonably requested by Purchaser in connection with the consummation of the transactions contemplated by this Agreement.

11.4.     Fees and Expenses.

          Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors, and accountants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense, whether or not the Closing shall have occurred.

11.5.     Transfer Taxes.

          All sales, use, transfer, filing, recordation, registration and similar Taxes and fees arising from or associated with the transactions contemplated hereunder, whether levied on Purchaser or Seller, shall be borne by Purchaser. Purchaser or Seller, as required by Law, shall file all necessary documentation with respect to, and make all payments of, such taxes and fees on a timely basis; provided that Purchaser shall remit any funds necessary to pay such taxes and fees under this Section 11.5 in sufficient time to allow timely payment of any such taxes and fees.

11.6.     Notices.

          All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

          If to Purchaser:

          Hispanic Broadcasting Corporation
          3102 Oak Lawn Avenue, Suite 215
          Dallas, Texas 75219
          Attention: Jeffrey T. Hinson, Senior Vice President
          Telephone: (214) 525-7711
          Facsimile: (214) 525-7750

          with a copy (which shall not constitute notice) to:

          Hallett & Perrin, P.C.
          2001 Bryan Street, Suite 3900
          Dallas, Texas 75201
          Attention: Bruce H. Hallett
          Telephone: (214) 922-4120
          Facsimile: (214) 922-4170

          If to Seller:

          Big City Radio, Inc.
          c/o Metromedia Company
          One Meadowlands Plaza
          East Rutherford, New Jersey 07073-2137
          Attention: David A. Persing
          Telephone: (201) 531-8022
          Facsimile: (201) 531-2803

          with a copy (which shall not constitute notice) to:

          Hogan & Hartson L.L.P.
          8300 Greensboro Drive
          Suite 1100
          McLean, Virginia 22102
          Attention: Thomas E. Repke
                     Richard T. Horan, Jr.
          Telephone: (703) 610-6138
          Facsimile: (703) 610-6200

or such other address as the addressee may indicate by written notice to the other parties.

          Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

11.7.     Waiver.

          No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

11.8.     Benefit and Assignment.

          11.8.1. No party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party hereto.

          11.8.2. Any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No Person, other than the parties hereto, is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

11.9.     Entire Agreement; Amendment.

          This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party or parties against whom enforcement of the amendment, modification or discharge is sought.

11.10.    Severability.

          If any part of any provision of this Agreement or any other contract, agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said contract, agreement, document or writing.

11.11.    Headings.

          The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

11.12.    Governing Law; Jurisdiction.

          This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Section 5-1401 of the New York General Obligations Law). The parties hereto hereby waive personal service of any process in connection with any such action, suit or proceeding and agree that the service thereof may be made by certified or registered mail addressed to or by personal delivery to the other party, at such other party's address set forth pursuant to Section 11.6 hereof. In the alternative, in its discretion, any of the parties hereto may effect service upon any other party in any other form or manner permitted by law.

11.13.    Signature in Counterparts.

          This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


             [The remainder of this page intentionally left blank.]

          IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first above written.

                                     SELLER

                                     BIG CITY RADIO, INC.


                                     By:   /s/ Paul R. Thomson
                                        ----------------------------------------
                                     Name:   Paul R. Thomson
                                          --------------------------------------
                                     Title:  Vice President and
                                           -------------------------------------
                                             Chief Financial Officer
                                           -------------------------------------


                                     BIG CITY RADIO-CHI, L.L.C.


                                     By:   /s/ Paul R. Thomson
                                        ----------------------------------------
                                     Name:   Paul R. Thomson
                                          --------------------------------------
                                     Title:  Vice President and
                                           -------------------------------------
                                             Chief Financial Officer
                                           -------------------------------------


                                     PURCHASER

                                     HBC Illinois, Inc.


                                     By:   /s/ Jeffrey T. Hinson
                                        ----------------------------------------
                                     Name:   Jeffrey T. Hinson
                                          --------------------------------------
                                     Title:  Senior Vice President and
                                           -------------------------------------
                                             Chief Financial Officer
                                           -------------------------------------

                                     ANNEX I
                                   DEFINITIONS

         "Accounts Receivables" shall mean all accounts receivable with respect to the Station as of the end of the broadcast day immediately preceding the Closing Date.

         "Additional Excluded Site" shall have the meaning set forth in Section 2.2.9.

         "Affiliates" of a party shall mean persons or entities that directly, or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, such party.

         "Agreement" shall have the meaning set forth in the Preamble.

         "Assumed Contract" shall have the meaning set forth in Section 2.1.7.

         "BCR" shall have the meaning set forth in the Preamble.

         "BCR License Sub" shall have the meaning set forth in the Preamble.

         "Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

         "Business Records" shall have the meaning set forth in Section 2.1.6.

         "Closing" shall have the meaning set forth in Section 3.2.

         "Closing Date" shall have the meaning set forth in Section 3.2.

         "Code" shall mean the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

         "Communications Act" shall mean the Communications Act of 1934, as amended.

         "Confidentiality Agreement" shall have the meaning set forth in Section 6.4.

         "Designated Licensee" shall mean Superior Broadcasting of Chicago, LLC.

         "Environmental Laws" shall mean the applicable provisions of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, ("CERCLA"); 42 U.S.C.(S) 9601 et seq.; the Toxic Substances Control Act ("TSCA"), 15 U.S.C.(S) 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.(S) 5101 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.(S) 6901 et seq.; the Clean Water Act ("CWA"), 33 U.S.C.(S) 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C.(S) 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C.(S) 7401 et seq.; or any other applicable federal, state, or local laws relating to Hazardous Materials generation, production, use, storage, treatment, transportation or disposal, or the protection of the environment

         "Excluded Assets" shall have the meaning set forth in Section 2.2.

         "Excluded Studio Site" shall have the meaning set forth in Section
2.2.8.

         "FCC" shall mean the Federal Communications Commission.

         "FCC Assignment Application" shall have the meaning set forth in
Section 6.1.1.

         "FCC Licenses" shall have the meaning set forth in Section 2.1.1.

         "FCC Modification Application" shall mean an FCC modification application requesting FCC consent to modifications to the signal and signal location for the Station, which application complies with all applicable FCC rules, regulations and policies, including all information necessary for Seller to make any certifications therein.

         "FCC Morris Modification Application" shall have the meaning set forth in Section 6.9.

         "FCC Order" shall mean that the FCC (including the Media Bureau pursuant to delegated authority) has granted or given its consent, without any condition materially adverse to Purchaser or Seller, to the assignment of the FCC Licenses in accordance with the terms of the FCC Assignment Application.

         "Final Order" shall mean that the FCC Order shall have become final, that is, that the time period for filing any protests or requests or petitions for stay, reconsideration, rehearing, review or appeal by the FCC or a court of competent jurisdiction of such order and the time period for the FCC or its staff to have taken any actions to reconsider or review such order shall have expired, and that no timely protest or request or petition for stay, reconsideration, rehearing, review or

                                   Annex I-2
appeal by the FCC or a court of competent jurisdiction or action by the FCC or its staff to reconsider or review such order shall be pending.

         "Governmental Authority" shall mean any court, arbitrator, department, commission, board, bureau, agency, authority, instrumentality or other body, whether federal, state, municipal, foreign or other.

         "Hazardous Materials" shall mean any wastes, substances, or materials (whether solids, liquids or gases) that are deemed hazardous, toxic, pollutants, or contaminants, including substances defined as "hazardous wastes", "hazardous substances", "toxic substances", "radioactive materials" or other similar designations in, or otherwise subject to regulation under, any Environmental Laws.

         "HBC" shall have the meaning set forth in the Recitals.

         "Law" shall mean any statute, law, ordinance, rule or regulation.

         "Leased Transmitter Site" shall have the meaning set forth in Section 2.1.2.

         "Liabilities" shall mean, as to any Person, all debts, adverse claims, liabilities and obligations, direct, indirect, absolute or contingent of such Person, whether accrued, vested or otherwise, whether in contract, tort, strict liability or otherwise and whether or not actually reflected, or required by generally accepted accounting principles to be reflected, in such Person's balance sheets or other books and records.

         "Liens" shall mean, statutory or otherwise, security interests, claims, pledges, licenses, equities, options, conditional sales contracts, assessments, levies, charges or encumbrances of any nature whatsoever.

         "Material Adverse Effect" or "material adverse effect" shall mean a material adverse effect on the Purchased Assets taken as a whole, but shall specifically exclude any material adverse effect caused by (a) factors affecting the radio industry generally or the market in which the Station operates, (b) general, national, regional or local economic or financial conditions, (c) new governmental Laws, (d) the failure to achieve any financial or operational targets, projections or milestones set forth in any Seller business plan or budget, or (e) liquidity or cash flow deficiencies affecting Seller's business, properties, assets, liabilities, financial condition, results of operations, properties or prospects.

         "Merger" shall have the meaning set forth in the Recitals.

         "Merger Sub" shall have the meaning set forth in the Recitals.

                                   Annex I-3

         "Morris Station" shall mean radio broadcast station WYXX(FM) licensed to Morris, Illinois.

         "Order" shall mean any order, writ, injunction, judgment, plan or decree of any Governmental Authority.

         "Outside Date" shall have the meaning set forth in Section 10.1.4.

         "Permitted Liens" shall mean (a) Liens for taxes not yet due and payable; (b) landlord's Liens and Liens for property taxes not delinquent; (c) statutory Liens that were created in the ordinary course of business and which are not delinquent; (d) restrictions or rights granted to Governmental Authorities under applicable Law to the extent not arising pursuant to any defaults thereunder; (e) zoning, building, or similar restrictions relating to or affecting property which do not arise in connection with a violation of applicable Law; (f) Liens on the Leased Transmitter Site that do not materially affect the current use and enjoyment thereof in the operation of the Station or the value of the Leased Transmitter Site; (g) customary utility and similar easements affecting property; and (h) Liens for which a proration adjustment is made pursuant to Section 3.5 of this Agreement.

         "Person" or "person" shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business or legal entity or Governmental Authority.

         "Purchase Price" shall have the meaning set forth in Section 3.1.

         "Purchased Assets" shall have the meaning set forth in Section 2.1.

         "Purchaser" shall have the meaning set forth in the Preamble.

         "Seller" shall have the meaning set forth in the Preamble.

         "Seller Entities" shall have the meaning set forth in Section 5.8.

         "Station" shall have the meaning set forth in the Recitals.

         "Taxes" shall mean all federal, state and local taxes (including income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any Governmental Authorities.

                                   Annex I-4

         "Third Party Consents" shall have the meaning set forth in Section
4.15.

         "Univision" shall have the meaning set forth in the Recitals.

                                    Annex I-5

                                    EXHIBITS

Exhibit A         FCC Assignment Application

                                    SCHEDULES

Schedule 2.1.1    FCC Licenses

Schedule 2.1.2    Leased Transmitter Site

Schedule 2.1.5    Trade Names

Schedule 2.1.7    Assumed Contract

Schedule 4.3      Consents and Approvals

Schedule 4.7      Tangible Personal Property

Schedule 4.15     Third Party Consents

Schedule 6.9      Engineering Report